EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

July 24, 2017

Delaware Group Cash Reserve
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Delaware Investments Ultrashort Fund (the “Fund”), a series of Delaware Group Cash Reserve, the Distributor shall waive all of the Rule 12b-1 (distribution) fees applicable to Class A and C shares for the period from July 29, 2017 through July 30, 2018.

The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Brett Wright

	Name:	Brett Wright
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Cash Reserve

By:	/s/ Shawn K. Lytle

	Name:	Shawn K. Lytle
	Title:	President & Chief Executive Officer
	Date:	July 24, 2017